Free Writing Prospectus
Filed Pursuant to Rule 433
Dated November 15, 2006
Registration Statement No. 333-131003
$2,295,821,000
Ford Credit Auto Owner Trust 2006-C
Issuing Entity or Trust
Ford Credit Auto Receivables Two LLC
Depositor
Ford Motor Credit Company
Sponsor and Servicer
*NEW ISSUE* $3.0bln Ford Credit Auto Owner Trust 2006-C **ANNOUNCEMENT**
LEADS/BOOKS: Barclays Capital/BSC/Morgan Stanley
Co-Managers (sr’s only): ABN/BNP/PNC(A2 and A4 only)
SERVICER: Ford Motor Credit Company

Cls Status	$Amt-mm	S&P/M/F	WAL	EXPCT	LEGAL	Bench+Talk

A-1	664.000	A-1+/P-1/F1+	0.29	06/15/07	12/15/07	INTP L ** 144A **
A-2A	[530.721]	AAA/Aaa/AAA	1.10	08/15/08	12/15/09	EDSF
A-2B	[530.720]	AAA/Aaa/AAA	1.10	08/15/08	12/15/09	1mL
A-3	509.551	AAA/Aaa/AAA	2.04	04/15/09	11/15/10	IntS
A-4A	[288.419]	AAA/Aaa/AAA	2.99	08/15/10	02/15/12	IntS
A-4B	[288.419]	AAA/Aaa/AAA	2.99	08/15/10	02/15/12	1mL
B	88.795	A+/A1/A	3.89	11/15/10	06/15/12	IntS
C	59.196	BBB+/Baa2/BBB+	3.98	11/15/10	09/15/12	IntS
EXPECTED SETTLE: November 22, 2006
FIRST PAYMENT DATE: December 15, 2006
CLASSES A2 AND A4 WILL BE SIZED TO DEMAND
CLASS A-1 is 144A
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-227-2275, requesting to be connected to Ext. 2663.